TEREX CORPORATION
                 500 Post Road East, Westport, Connecticut 06880


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1999


The Annual Meeting of Stockholders of Terex Corporation (hereafter, the "Company") will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Greenwich, Connecticut, on Wednesday, May 12, 1999, at 10:00 a.m., local time, for the following purposes:

     1. To elect six (6) directors to hold office for one year or until their successors are duly elected and qualified.

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for 1999.

     3.   To approve the Terex Corporation 1999 Long-Term Incentive Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on March 29, 1999, as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO VOTE BY TELEPHONE, VIA INTERNET, OR COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS CAN WITHDRAW THEIR PROXY OR CHANGE THEIR VOTE AT ANY TIME BEFORE THEIR PROXY IS VOTED BY EXECUTING A LATER-DATED PROXY, BY VOTING IN PERSON AT THE MEETING, BY TELEPHONE OR VIA INTERNET, OR BY FILING A WRITTEN REVOCATION WITH THE SECRETARY OF THE COMPANY. IT IS IMPORTANT THAT YOU VOTE PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

                                        By order of the Board of Directors,


                                        Eric I Cohen
                                        Secretary

April 1, 1999
Westport, Connecticut

                                TEREX CORPORATION
                               500 Post Road East
                           Westport, Connecticut 06880


                             Proxy Statement for the
                         Annual Meeting of Stockholders
                           to be held on May 12, 1999


         This Proxy Statement is furnished to stockholders of Terex Corporation ("Terex" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 12, 1999, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Greenwich, Connecticut, and at any adjournments or postponements thereof (collectively, the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice").

         The Notice and proxy card (the "Proxy") accompany this Proxy Statement. This Proxy Statement and the accompanying Notice, Proxy and related materials are being mailed on or about April 5, 1999, to each stockholder entitled to vote at the Meeting. As of March 29, 1999, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 20,854,142 shares of common stock, $.01 par value per share (the "Common Stock"). Common Stock is entitled to one vote on all matters to be voted on at the Meeting.

         Proxies that are properly executed, returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such Proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of Proxy will have discretionary authority to vote according to their best judgment.

         With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the other proposals and will be counted as present for the purposes of determining the existence of a quorum regarding such items.

         Each share of Common Stock is entitled to one vote per share. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required for the approval of any matters voted upon at the Meeting, other than the election of directors. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy. A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. With respect to the election of directors, abstentions and broker non-votes will not be considered in determining whether nominees have received the vote of a plurality. With respect to the other matters to be voted upon at the Meeting, abstentions will have the effect of a negative vote and broker non-votes will have no effect on the outcome of the vote.

         Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, Internet, telegraph or personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of this Proxy Statement and accompanying material, (b) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company's stock and (c) supplementary solicitations to submit Proxies, if any, will be borne by the Company.

         Any stockholder giving a Proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior Proxy). Any stockholder also has the right to revoke the Proxy at any time by executing a later-dated Proxy, by telephone or via the Internet or by written revocation received by the Secretary of the Company prior to the time the Proxy is voted. All properly executed and unrevoked Proxies delivered pursuant to this solicitation, if received at or prior to the Meeting, will be voted at the Meeting.

         In order that your shares of Common Stock may be represented at the Meeting, you are requested to select one of the following methods:

     Voting by Mail
   o    indicate your instructions on the Proxy;
   o    date and sign the Proxy;
   o    mail the Proxy promptly in the enclosed envelope; and
   o allow sufficient time for the Proxy to be received by the Company prior to the Meeting.

     Voting by Telephone
   o   use the toll-free number provided in the Proxy; and
   o   follow the specific instructions provided.

     Voting via Internet
   o log onto the Company's voting website (www.voteproxy.com) provided in the Proxy; and
   o   follow the specific instructions provided.


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         At the Meeting, six directors of the Company are to be elected to hold office until the Company's next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy. Unless marked to the contrary, the Proxies received by the Company will be voted FOR the election of the six nominees listed below, all of whom are presently members of the Board. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected. In addition, the Board currently consists of seven members and is in the process of identifying a suitable seventh director. At such time as the Board identifies a seventh director, it is intended that the Board will elect such person to the Board as an additional director.

         The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 1, 1999, such nominee's name, business experience during the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see "Security Ownership of Management and Certain Beneficial Owners" below.


The Board of Directors recommends that the stockholders vote FOR the following nominees for director.

                                                                   First Year
                                      Positions and                  Elected
      Name           Age           Offices with Company             Director


Ronald  M. DeFeo      46      Chairman of the Board, President,
                              Chief Executive Officer, Chief
                              Operating Officer and Director           1993

G. Chris Andersen     60               Director                        1992

William H. Fike       62               Director                        1995

Dr. Donald P. Jacobs  71               Director                        1998

Marvin B. Rosenberg   58               Director                        1992

David A. Sachs        39               Director                        1992



         Ronald M. DeFeo was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo joined the Company in May 1992 as President of the Company's then Heavy Equipment Group. A year later, he also assumed the responsibility of serving as the President of the Company's former Clark Material Handling Company ("CMHC") subsidiary. Prior to joining the Company on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo serves as a director of United Rentals, Inc.

         G. Chris Andersen was a Vice Chairman of PaineWebber Incorporated from March 1990 through 1995. Mr. Andersen is currently a partner of Andersen, Weinroth & Co. L.P. and also serves as a director of Sunshine Mining & Refining Company, All Star Systems, Inc., Headway Corp. Services and Compost America.

         William H. Fike is the Vice Chairman of Magna International, Inc., an automotive parts manufacturer based in Ontario, Canada ("Magna"). Prior to joining Magna in August 1994, Mr. Fike was President of Fike & Associates, a consulting firm and prior to February 1994, Mr. Fike was employed by Ford Motor Company from 1966 to 1994, where he served most recently as President of Ford Europe. Mr. Fike serves as a director of Magna and AGCO Corporation.

         Dr. Donald P. Jacobs is Dean of the J. L. Kellogg Graduate School of Management at Northwestern University. In addition to serving as director of First National Bank of Chicago, Hartmarx Corporation, Security Capital Industrial Trust, Unicom Corporation/Commonwealth Edison Company, Unocal Corporation and Whitman Corporation, Dr. Jacobs is Chairman of the Public Review Board of Arthur Andersen & Co. and previously served as Chairman of the Board of Amtrak.

         Marvin B. Rosenberg retired as a Senior Vice President of the Company, a position he held since January 1, 1994, on December 31, 1997. He served as Secretary and General Counsel of the Company since 1987 with his retirement from the Company on December 31, 1997. From 1987 through 1993, Mr. Rosenberg served as General Counsel of KCS Industries, L.P., a Connecticut limited partnership and its predecessor, KCS Industries, Inc. ("KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

         David A. Sachs is a Managing Director of Ares Management, L.P., an investment management firm and is a principal of Onyx Partners, Inc., a merchant banking firm. From 1990 to 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. Mr. Sachs serves as a director of Talton Holdings, Inc.

         The Board met seven times in 1998 at regularly scheduled and special meetings, including telephonic meetings. All of the directors in office during 1998 attended at least 75% of the meetings which took place during their tenure as directors. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

         The Audit Committee of the Board of Directors consists of Messrs. Sachs (chairperson), Raben and Jacobs. The Audit Committee met two times during 1998. The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company's independent auditors and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company's independent auditors and reports the results of such audit to the Board. The Audit Committee reviews the Company's annual financial statements and all material financial reports provided to the stockholders and reviews the Company's internal auditing, accounting and financial controls. The Audit Committee also reviews related party transactions.

         The Compensation Committee of the Board of Directors consists of Messrs. Andersen (chairperson), Fike and Sachs. The Compensation Committee met six times during 1998. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel. (See "Executive Compensation - Compensation Committee Report.")

         The Nominating Committee of the Board of Directors consists of Messrs. Raben (chairperson), Andersen and Fike. The Nominating Committee met once during 1998. The Nominating Committee recommends nominees to fill vacancies on the Board of Directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 1999 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 1999, pursuant to an exercise of options, warrants or other rights or conversion of preferred stock or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.


                                             Amount and Nature of     Percent
 Name and Address of Beneficial Owner        Beneficial Ownership     of Class


>
  Randolph W. Lenz                              2,060,578 (1)          9.90%
           c/o Equity Merchant Banking
           5401 N. Federal Highway
           Fort Lauderdale, FL  33308

  G. Chris Andersen                               129,899 (2)              *
           821 West Shore Drive
           Kinnelon, NJ  07405

  Ronald M. DeFeo                                 318,162 (3)          1.52%
           c/o Terex Corporation
           500 Post Road East
           Westport, CT  06880

  William H. Fike                                  66,921 (4)            *
           c/o Magna International Inc.
           26200 Lasher Road, Suite 300
           Southfield, MI  48034

  Bruce I. Raben                                  136,831 (5)            *
           c/o CIBC Wood Gundy
           1999 Avenue of the Stars
           Suite 2340
           Los Angeles, CA  90067

  David A. Sachs                                  105,299 (6)            *
           c/o Ares Management, L.P.
           1999 Avenue of the Stars,
           Suite 1900
           Los Angeles, CA  90067

  Marvin B. Rosenberg                              68,597             *
           56 Carrie Circle
           Fairfield,  CT  06432

  Filip Filipov                                   107,870 (7)             *
           c/o Terex Cranes, Inc.
           Hwy 501 East, P.O. Box 260002
           Conway, SC  29526-2602

                                                Amount and Nature of     Percent
 Name and Address of Beneficial Owner           Beneficial Ownership    of Class


      Ernest R. Verebelyi                             12,979                *
           c/o Terex Corporation
           500 Post Road East
           Westport, CT  06880

      Eric I Cohen                                    14,457 (8)            *
           c/o Terex Corporation
           500 Post Road East
           Westport, CT  06880

        Brian J. Henry                                37,284 (9)            *
           c/o Terex Corporation
           500 Post Road East
           Westport, CT  06880

      Joseph F. Apuzzo                                31,899 (10)           *
           c/o Terex Corporation
           500 Post Road East
           Westport, CT  06880

      All directors and executive officers         1,082,385 (11)         5.20%
                   as a group (13 persons)

--------------------------------------------
*        Amount owned does not exceed one percent (1%) of the class so owned.

(1) Includes (a) 1,647,203 shares of Common Stock directly owned by Mr. Lenz, and (b) 370,375 shares of Common Stock indirectly owned by Mr. Lenz through four corporations that he indirectly owns and controls.

(2) Includes 94,671 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(3) Includes 76,081 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(4) Includes 64,681 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(5) Includes 94,701 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(6) Includes 3,300 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 77,499 shares of Common Stock issuable upon the exercise of options held by Mr. Sachs, which are exercisable within 60 days.

(7) Includes 45,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

                                         (footnotes continued on following page)

(footnotes continued from preceding page)


(8) Includes 1,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(9) Includes 2,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10) Includes 8,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11) Includes 471,383 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.


                               EXECUTIVE OFFICERS

         The following table sets forth, as of March 1, 1999, the respective names and ages of the Company's executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.

        Name          Age     Positions and Offices with Company


  Ronald M. DeFeo      46   Chairman of the Board, President, Chief Executive
                            Officer, Chief Operating Officer and Director

  Filip Filipov        52   President of Terex Lifting

  Ernest R. Verebelyi  51   President of Terex Earthmoving

  Eric I Cohen         40   Senior Vice President, General Counsel and Secretary

  Joseph F. Apuzzo     43   Vice President-Corporate Finance

  Brian J. Henry       40   Vice President-Finance and Business Development

  Steven E. Hooper     45   Vice President-Human Resources

  Jack Lascar          44   Vice President-Investor Relations and Corporate
                            Communications


     For information regarding Mr. DeFeo, refer to the table listing nominees in the prior section "Proposal 1: Election of Directors."

     Filip Filipov was named President of Terex Lifting on November 1, 1998 and has served as President and CEO of Terex Cranes since March 1995. Mr. Filipov served as President and CEO of the Company's Koehring division from 1993 to 1995, and was managing director of Clark Material Handling Company in Germany. Prior to joining the Company, Mr. Filipov served as divisional president of Tenneco, Inc., and was Vice President, Construction Equipment Europe at J. I. Case Co. from 1988 to 1992.

     Ernest R. Verebelyi became President of Terex Earthmoving on October 22, 1998. Before joining the Company, Mr. Verebelyi served as Executive Vice President, Operations of General Signal Corporation. From 1991 to 1996, Mr.
Verebelyi worked for Emerson Electric Company in St. Louis in various capacities, the last being Executive Vice President. Prior to 1991, Mr. Verebelyi spent six years with Hussmann Corporation and 14 years with General Electric in various positions of responsibility.

     Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP since January 1992.

     Joseph F. Apuzzo was appointed Vice President-Corporate Finance of the Company on September 18, 1998. Mr. Apuzzo previously held the positions of Vice President-Finance and Controller, and Vice President, Corporate Controller since joining the Company on October 9, 1995. Mr. Apuzzo was Vice President of Corporate Finance at D'Arcy Masius Benton & Bowles, Inc. from September 1994 until October 1995. Mr. Apuzzo was employed by PricewaterhouseCoopers LLP in various capacities from 1983 until September 1994.

     Brian J. Henry was appointed Vice President-Finance and Business Development on June 1, 1998. Mr. Henry previously held the positions of Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company's Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. He was employed by KCS from 1990 until 1993.

     Steven E. Hooper was appointed Vice President, Human Resources of the Company on September 15, 1995, after serving as Director of Human Resources of the Company since January 1994. He was previously a Human Resources Director at AlliedSignal Aerospace from October 1992 to December 1993. Prior to October 1992, Mr. Hooper was with Tenneco, Inc. for eight years in various senior level human resources positions.

     Jack Lascar became Vice President, Investor Relations and Corporate Communications of the Company on May 18, 1998. Prior to joining the Company, Mr. Lascar was employed at Tenneco, Inc. for 17 years in various positions in the areas of investor relations and business development. Mr. Lascar served as its Vice President of Investor Relations from June 1994 to September 1997 and most recently served as its Vice President of Business Development for Central and Eastern Europe.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its four highest paid executive officers who had 1998 earned qualifying compensation in excess of $100,000 (the "Named Executive Officers").

                                              Summary Compensation Table
-----------------------------------------------------------------------------------------------------------------------
                                               Annual Compensation               Long-Term Compensation
                                       -------------------------------------    --------------------------
                                                                                         Awards
                                                                                --------------------------

                                                                  Other       Restricted    Securities       All Other
                                                                  Annual        Stock       Underlying        Compen-
          Name and                       Salary      Bonus        Compen-       Awards       Options/         Sation
     Principal Position        Year       ($)         ($)        sation ($)      ($)           SARS (#)         ($)
     ------------------        ----     ---------  ---------    -----------   ----------    ------------   ------------

Ronald M. DeFeo                1998     $481,249   $918,750      $  *            $-0-           25,000     $  13,625 (2)
 Chairman, President, Chief    1997      418,750    637,500         *             -0-           25,000         8,025 (3)
 Executive Officer and         1996      393,941    360,000         *          1,312,500 (1)    25,000         4,500 (4)
 Chief Operating Officer




Filip Filipov                  1998      314,583    490,000         *            140,000 (6)    50,000       105,051 (8)
 President  of                 1997      300,000    350,000         *              - 0 -        - 0 -         28,300 (9)
 Terex Lifting                 1996      227,083    506,205 (5)     *            500,000 (7)    - 0 -          4,500 (4)





Eric I Cohen                   1998      210,000    145,000         *            232,188 (11)   20,000       201,251 (12)
 Senior Vice President,        1997      - 0 -       - 0 -          *              - 0 -        - 0 -           - 0 -
 Secretary and General         1996      - 0 -       - 0 -          *              - 0 -        - 0 -           - 0 -
 Counsel (10)




Brian J. Henry                 1998      184,999    165,000         *            247,750 (13)   24,000         - 0 -
 Vice President-Finance        1997      166,667    135,000         *              - 0 -         5,000        3,360 (4)
 and Business Development      1996      165,000     75,000         *             60,000 (14)   - 0 -         4,500  (4)




Joseph F. Apuzzo               1998      175,999    150,000         *            282,750 (15)   24,000         6,675 (17)
 Vice President-Corporate      1997      160,000    132,000         *              - 0 -         5,000        63,635 (18)
 Finance                       1996      145,833     75,000         *             60,000 (16)    5,000         4,375 (4)



----------------------

 * The Named Executive Officers did not receive perquisites and other personal benefits, securities or property equal to or in excess of $50,000 or 10 percent of the total annual salary and bonus reported for the Named Executive Officers.

(1) As part of Mr. DeFeo's 1996 long-term incentive compensation, on March 31, 1997, Mr. DeFeo was granted 100,000 shares of Restricted Stock (as defined in the "Compensation Committee Report" below) under the Terex Corporation Long Term Incentive Plan (the "1996 Plan"). The value of the Restricted Stock granted to Mr. DeFeo set forth in the table above for 1996 is based on the closing stock price on the New York Stock Exchange ("NYSE") of Common Stock of $13.125 per share as of March 31, 1997, the date of the grant. The value of Mr. DeFeo's Restricted Stock as of December 31, 1998, based on a closing stock price on the NYSE of

                                        (footnotes continued on following page)

(footnotes continued from preceding page)

     Common Stock of $28.5625 per share, is $2,856,250. The Shares of Restricted Stock awarded to Mr. DeFeo become vested within three years upon the attainment of certain performance objectives in four categories: share price, operating profit percentage, peer group operating profit percentage and executive development. As of March 1, 1999, all of the 100,000 shares of Restricted Stock have vested.

(2) The amount listed above for Mr. DeFeo constitutes $4,800 of the Company's matching contribution to a defined contribution plan account and $8,825 of the Company's contribution to an employee stock purchase plan.

(3) The amount listed above for Mr. DeFeo constitutes $4,800 of the Company's matching contribution to a defined contribution plan account and $3,225 of the Company's contribution to an employee stock purchase plan.

(4)  Company's matching contribution to defined contribution plan account.

(5) Pursuant to the terms of Mr. Filipov's then compensation arrangements with the Company, Mr. Filipov's annual bonus was equal to a percentage of net income (after certain adjustments) of the Company division or subsidiary for which he had responsibility. From May 1995 through 1996, Mr. Filipov's bonus was equal to 4% of the Company's net income (after certain adjustments) from its PPM S.A. and PPM Crane, Inc. subsidiaries.

(6) As part of Mr. Filipov's 1998 long-term incentive compensation, on October 8, 1998, Mr. Filipov was granted 10,000 shares of Restricted Stock under the Company's 1996 Plan. The value of the Restricted Stock granted to Mr. Filipov set forth in the table above for 1998 is based on the closing stock price on the NYSE of Common Stock of $14.00 per share as of October 8, 1998, the date of the grant. The value of such Restricted Stock as of December 31, 1998, based on a closing stock price on the NYSE of Common Stock of $28.5625 per share, is $285,625. The shares of stock awarded to Mr. Filipov for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of October 8, 1998. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Filipov, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate paid to all stockholders.

(7) As part of Mr. Filipov's 1996 long-term incentive compensation, on January 2, 1997, Mr. Filipov was granted 50,000 shares of Restricted Stock under the Company's 1994 Plan. The value of the Restricted Stock so granted to Mr. Filipov is based on the closing stock price on the NYSE of the Company's Common Stock of $10.00 per share as of January 2, 1997, the date of grant. The value of such Restricted Stock as of December 31, 1998, based on a closing stock price on the NYSE of Common Stock of $28.5625 per share, is $1,428,125. The shares of Restricted Stock awarded to Mr. Filipov for 1996 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of January 2, 1997 and accordingly, 12,500 of the shares awarded became vested on each of January 2, 1998 and 1999; however, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Filipov, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

(8) The amount listed above for Mr. Filipov constitutes $100,000 reimbursements and payments relating to prior years, $4,800 of the Company's matching contribution to a defined contribution plan account and $251 of the Company's contribution to an employee stock purchase plan.

(9) Includes $23,500 paid by PPM S.A., a wholly owned subsidiary of the Company on behalf of Mr. Filipov under his PPM S.A. pension fund and $4,800 constituting the Company's matching contribution to defined contribution plan account. The amounts paid by PPM S.A. listed above as "All Other Compensation" paid to Mr. Filipov were computed by using the exchange rate of 5.95 to convert the French francs paid into US dollars.

(10) Mr. Cohen commenced employment with the Company on January 1, 1998.

(11) As part of Mr. Cohen's 1998 long-term incentive compensation, on January 1, 1998, Mr. Cohen was granted 7,500 shares of Restricted Stock, and on October 8, 1998 was granted 5,000 shares of Restricted Stock under the Company's 1996 Plan. The value of the Restricted Stock granted on January 1, 1998 is based on the closing stock price on the NYSE of the Common Stock of $21.625 as of January 2, 1998. The value of the Restricted Stock granted on October 8, 1998 is based on the closing stock price on the NYSE of the Common Stock of $14.00 per share as of October 8, 1998, the date of the grant. The value of such Restricted Stock as of December 31, 1998, based on a closing stock price on the NYSE of Common Stock of $28.5625 per share is $357,031.25. The shares of Restricted Stock awarded to Mr. Cohen for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of January 1, 1998 and October 8, 1998, respectively. Accordingly, 1,875 of the shares awarded became vested on January 1, 1999; however, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Cohen, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(12) The amount listed above for Mr. Cohen constitutes $195,101 paid to Mr. Cohen in connection with his relocation to Westport, Connecticut, pursuant to the Company's executive relocation program, $4,800 of the Company's matching contribution to a defined contribution plan account and $1,620 of the Company's contribution to an employee stock purchase plan.

(13) As part of Mr. Henry's long-term incentive compensation, on May 8, 1998, Mr. Henry was granted 6,000 shares of Restricted Stock, and on October 8, 1998 was granted 5,000 shares of Restricted Stock under the Company's 1996 Plan. The value of the Restricted Stock granted to Mr. Henry set forth in the table above for 1998, is based on the closing stock price on the NYSE of the Common Stock of $29.625 and $14.00 per share on May 8, 1998 and October 8, 1998, respectively. The value of such Restricted Stock as of December 31, 1998, based on a closing stock price on the NYSE of Common Stock of $28.5625 per share is $314,187.50. The shares of Restricted Stock awarded to Mr. Henry for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of May 8, 1998 and October 8, 1998, respectively. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Henry, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

(14) As part of Mr. Henry's long-term incentive compensation, on February 27, 1997, Mr. Henry was granted 5,000 shares of Restricted Stock under the Company's 1994 Plan. The value of the Restricted Stock granted to Mr. Henry set forth in the table above for 1996 is based on the closing stock price on the NYSE of Common Stock of $12.00 per share as of February 27, 1997, the date of the grant. The value of the Restricted Stock as of December 31, 1998, based on the closing stock price on the NYSE of Common Stock of $28.5625 per share, is $142,812.50. The shares of Restricted Stock awarded to Mr. Henry for 1996 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of February 27, 1997, and, accordingly, 1,250 shares became vested on each of February 27, 1998 and 1999; however, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Henry, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(15) As part of Mr. Apuzzo's long-term incentive compensation, on May 8, 1998, Mr. Apuzzo was granted 6,000 shares of Restricted Stock, and on October 8, 1998 was granted 7,500 shares of Restricted Stock under the Company's 1996 Plan. The value of the Restricted Stock granted to Mr. Apuzzo set forth in the table above for 1998, is based on the closing stock price on the NYSE of the Common Stock of $29.625 and $14.00 per share on May 8, 1998 and October 8, 1998, respectively. The value of such Restricted Stock as of December 31, 1998, based on a closing stock price on the NYSE of Common Stock of $28.5625 per share is $385,593.75. The shares of Restricted Stock awarded to Mr. Apuzzo for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of May 8, 1998 and October 8, 1998, respectively. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Apuzzo, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(16) As part of Mr. Apuzzo's long-term incentive compensation, on February 27, 1997, Mr. Apuzzo was granted 5,000 shares of Restricted Stock under the Terex Corporation 1994 Long Term Incentive Plan (the "1994 Plan"). The value of the Restricted Stock granted to Mr. Apuzzo set forth in the table above for 1997 is based on the closing stock price on the NYSE of Common Stock of $12.00 per share as of February 27, 1997, the date of the grant. The value of the Restricted Stock as of December 31, 1998, based on the closing stock price on the NYSE of Common Stock of $28.5625 per share, is $142,812.50. The shares of Restricted Stock awarded to Mr. Apuzzo for 1997 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of February 27, 1997, and, accordingly, 1,250 shares became vested on each of February 27, 1998 and 1999; however, upon the earliest to occur of a change in control of the Company or the death of disability of Mr. Apuzzo, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(17) The amount listed above for Mr. Apuzzo constitutes $4,800 of the Company's matching contribution to a defined contribution plan account and $1,875 of the Company's contribution to an employee stock purchase plan.

(18) Represents $58,555 paid to Mr. Apuzzo in connection with his residence relocation pursuant to the Company's executive relocation program, $4,800 relating to the Company's matching contribution to a defined contribution plan account and $280 of the Company's contribution to an employee stock purchase plan.

Stock Option Grants in 1998

         The following table sets forth information on grants of stock options under the Company's 1988 Incentive Stock Option plan covering key management employees (the "1988 Plan"), as well as under the Company's 1994 Plan and the Company's 1996 Plan during 1998 to the Named Executive Officers. The number of stock options and SARs granted to the Named Executive Officers during 1998 is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs." The exercise price of the options equaled or exceeded the fair market price of the Common Stock at the time of the grant. Options granted under the 1988 Plan vest ratably over three years from the date of grant. Options granted under the 1994 Plan and under the 1996 Plan vest ratably over four years from the date of grant, unless otherwise indicated.



Stock Option/SAR Grants in 1998



                                                  Individual Grants
                       ---------------------------------------------------------------------------------------------
                         Number of
                         Securities       % of Total                                    Potential Realizable Value
                         Underlying    Options Granted    Exercise or                   at Assumed Annual Rates of
                          Options      to Employees in     Base Price     Expiration     Stock Price Appreciation
        Name           Granted(#)(1)     Fiscal Year        ($/Sh)           Date            for Option Term
                       --------------  ----------------   -------------   -----------   -------------------------
                                                                                           5%($)         10%($)
                                                                                        ---------       --------
Ronald M. DeFeo            25,000            5.5%           $22.750         3/4/03      $ 157,135        347,228

Filip Filipov              25,000           11.1%           $29.625         5/7/03        204,621        452,159
                           25,000                           $14.000        10/8/08        220,113        557,810


Eric I Cohen                5,000            4.4%           $21.625         1/1/08         67,999        172,323
                           15,000                           $14.000        10/8/08        132,068        334,686

Brian J. Henry              9,000            5.3%           $29.625         5/7/08        167,679        424,932
                           15,000                           $14.000        10/8/08        132,068        334,686


Joseph F. Apuzzo            9,000            5.3%           $29.625         5/7/08        167,679        424,932
                           15,000                           $14.000        10/8/08        132,068        334,686


------------------

(1) The options listed above were granted under the 1996 Plan and vest by 25% on the anniversary date of the grant over a four-year period. However, the options granted to Mr. DeFeo on March 4, 1998 at $22.75 per share, and the options granted to Mr. Filipov on May 7, 1998 at $29.625 per share, are a combination of time and performance-based vesting and have a five year term from the date of grant.

Aggregated Option Exercises in 1998 and Year-End Option Values

         The table below summarizes options exercised during 1998 and year-end option values of the Named Executive Officers listed in the Summary Compensation Table.

         Aggregated Option Exercises in 1998 and Year-End Option Values

                                                            Number of Securities       Value of Unexercised
                                                            Underlying Unexercised     In-the-Money Options
                                                            Options at Year-End (#)      at Year-End ($)(1)
                             Shares        Value Realized
     Name                    Acquired on
                             Exercise (#)     ($)           Exercisable/Unexercisable  Exercisable/Unexercisable
     -----                   ------------  --------------   -------------------------  -------------------------
     Ronald M. DeFeo          - 0 -           - 0 -             57,331/73,677          $1,155,797/$720,959

     Filip Filipov            - 0 -           - 0 -             45,000/60,000          $1,016,200/$591,250

     Eric I Cohen             - 0 -           - 0 -                  0/20,000                  $0/$253,125

     Brian J. Henry           9,500          182,671             1,250/27,750             $20,703/$280,546

     Joesph F. Apuzzo         - 0 -           - 0 -              7,500/31,500            $164,531/$364,843
-----------------------

(1) Based on the closing price of the Company's Common Stock on the NYSE on December 31, 1998 of $28.5625.


Pension Plans

     The Company maintains four defined benefit pension plans covering certain domestic employees, including, as described below, certain officers of the Company or its subsidiaries. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment. In addition, Terex Equipment Limited ("TEL") maintains a pension scheme for its salaried employees.

     Mr. DeFeo and Mr. Filipov participate in the Terex Corporation Salaried Employees' Retirement Plan (the "Retirement Plan"). None of the other Named Executive Officers participate in the Retirement Plan. Participation in the Retirement Plan was frozen as of May 7, 1993.

     Participants with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan are equal to the product of (i) the participant's years of service (as defined in the Retirement Plan) and (ii) 1.02% of final average earnings (as defined in the Retirement Plan) plus 0.71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.08% and 0.65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.13% and 0.60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security. Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, will be credited with service following such date. However, participants not currently fully vested, including Mr. DeFeo, will be credited with service for purposes of determining vesting only. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $4,503 for Mr. DeFeo and $259 for Mr. Filipov (assuming full vesting).

     Mr. Filipov also participates in the PPM S.A. pension plan, which provides a pension benefit to employee participants based primarily on amounts contributed. To receive a benefit, employees must participate a minimum of eight years. Commencing on the later of November 2004 or Mr. Filipov's retirement, Mr. Filipov will be entitled to withdraw either annually or quarterly from his pension, which in the aggregate is currently $65,000.

Compensation of Directors

     Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service, nonemployee directors receive an annual retainer, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

     The compensation program for outside directors is designed primarily to make the annual retainer for Board service payable in Common Stock or in options for Common Stock or both, in the proportion elected by each director, to enable directors to defer receipt of their fees and to establish a Common Stock ownership objective for outside directors.

     Under the program, outside directors receive annually the equity equivalent of $35,000 for service as a Board member (or a prorated amount if a director's service begins other than on the first day of the year). Each director elects annually, for the particular year, to receive (i) shares of Common Stock currently, (ii) options to purchase shares of Common Stock currently, (iii) shares of Common Stock on a deferred basis or (iv) any combination of the three preceding alternatives. The total for any year of the (i) number of shares paid,
(ii) the number of shares covered by options granted, and (iii) the number of shares deferred may not exceed 5,000 (as such number may be adjusted to take into account any change in the capital structure of the Company by reason of any stock split, stock dividend or recapitalization).

     For purposes of calculating the number of shares of Common Stock or number of options into which the fixed sum translates, Common Stock is valued at its opening price on the NYSE on the payment or grant date (the first trading day of any year or any other applicable date). In respect of options that a director elects to receive, the price of the Common Stock, determined as above, is adjusted to reflect year-to-year volatility in the market price of the Common Stock. This adjusted price is the value of the underlying option at the time of grant. For 1998 the adjustment for option valuation purposes reduced the grant-date price of the Common Stock at 25% of fair market value. Options vest immediately upon grant and have a five-year term.

     In addition, each director who serves as chairperson of a committee of the Board receives an annual retainer of $2,500, payable in cash, and each director who serves as a member of a committee (including any committee that the director chairs) receives an annual retainer of $2,500, payable in cash. For a director whose service begins other than on the first day of the year, any retainer is prorated. Directors may elect to defer receipt of retainers for committee service in Common Stock or cash or a combination of both.

     Board retainers and committee retainers (or portions of either) that a director elects to defer in Common Stock under the Company's Deferred Compensation Plan are credited to a Common Stock index account, which fluctuates in value with the market value of the Common Stock. Committee retainers (or portions thereof) that a director elects to defer in cash are credited to an interest-bearing account and earn interest, which is compounded annually. The current rate of interest is 8% per annum. Payment of any deferral (whether in Common Stock or cash) is deferred until the director's termination of service or such earlier date as the director specifies when electing the applicable deferral.

     The Company's director compensation program also establishes a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over the first three years of Board service beginning on or after January 1, 1998, the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($105,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director will receive an award of 1,000 shares of Common Stock and, as an incentive to retention, a cash payment equal to 40% of the market value of the shares, to defray the income tax liability related to such award.

Employment   Contracts,   Termination   of  Employment   and   Change-in-Control
Arrangements

     The Company has agreed with Ronald M. DeFeo that in the event of a change in ownership of the Company which prevents him from continuing in his position as Chairman, President and Chief Executive Officer or in the event of a termination of his employment without cause, the Company will provide for a continuance of his income for a period of 24 months.

     The Company has entered into an employment agreement with Filip Filipov, pursuant to which Mr. Filipov is to be paid a base salary of a minimum of $300,000 and is to participate in a bonus scheme with a target of 75% of his salary, based on performance as determined at the discretion of management. The term of the contract expires on December 31, 1999.

     The Company has agreed with Ernest Verebelyi that in the event of a termination of his employment after a change in ownership of the Company, the Company will provide for a continuance of his base salary for a period of 18 months, and in the event of a termination of his employment without cause, the Company will provide for a continuance of his base salary for a period of 12 months.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board, recommending compensation for executive officers, including the Named Executive Officers, during 1998 consisted of G. Chris Andersen, William H. Fike and David A. Sachs. There are no Compensation Committee interlocks or insider participation with respect to such individuals.

Compensation Committee Report

      Executive Compensation Philosophy

     The objectives of the Company's executive compensation program are to (i) attract and retain the executives with the skills critical to the long-term success of the Company, (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value and (iii) link a significant portion of compensation to appreciation in the price of the Company's stock, so as to align the interests of the executive officers with those of the stockholders.

     To meet these objectives, the total compensation program is designed to be competitive with the programs of other corporations of comparable revenue size in industries with which the Company competes for customers and executives and to be fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential and the combined value of these factors to the Company's long-term performance and growth.

      Executive Compensation Program

     Each year the Compensation Committee (the "Committee"), which is comprised entirely of outside directors, determines the compensation arrangements for the Company's executive officers, including the individuals whose compensation is detailed in this proxy statement. The executive compensation program has three principal components: salary, short-term incentive compensation (annual bonus) and long-term incentive compensation, each of which is described below. While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

      Salary

     Salary is determined by evaluating the responsibilities of the position held, the individual's past experience, current performance and the competitive marketplace for executive talent. Salary ranges for the Company's executive officers compare to salary ranges of executives at companies of similar size, as reported in data available to the Committee.

      Annual Bonus

     In addition to salary, each executive officer, other than the Chief Executive Officer (the "CEO"), is eligible for an annual bonus, payable under the 1988 Plan, the 1994 Plan or the 1996 Plan. Bonuses are paid for attainment of (i) Company operating profit and cash flow goals established annually and
(ii) specific  performance  goals  established for each executive officer at the beginning of each year. The bonus opportunity is up to 50% (or, for extraordinary performance, more than 50%) of salary if Company and individual goals are attained. The Committee believes that bonuses paid to these individuals, whose compensation is reported in the Summary Compensation Table, reflect the level of achievement of Company goals and individual performance goals during 1998.

      Long-Term Incentive Compensation

     The purpose of long-term awards, currently in the form of stock options and grants of Common Stock including Restricted Stock, is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining stock option and Common Stock grants, the Committee bases its decision on the individual's performance and potential to improve stockholder value and on the relationship of equity to the other components of the individual's compensation. Upon approval of the proposed LTIP, which is being submitted to stockholders for approval at this meeting, the Company will have available a long-term compensation vehicle linking rewards to the achievement of objective performance goals.

      CEO Compensation

     The compensation of the CEO is determined pursuant to the principles stated above. Specific consideration is given to the CEO's responsibilities and experience in the industry and the compensation package of chief executive officers of comparable companies. In order to determine an appropriate overall level of compensation for Mr. DeFeo for 1998, the Committee retained an outside consultant and also considered information relating to comparable companies.

     In appraising the CEO's performance during 1998, the Committee noted that the Company's net sales for the year increased by 46%, operating profit increased by 71% and substantial progress was made in all segments of the business. At the same time, the CEO significantly advanced the goal of improving the Company's capital structure through the refinancing of the Company's former bank credit facility and 13-1/4% Senior Secured Notes to provide greater liquidity, financial flexibility and estimated interest savings of approximately $25 million per year. During 1998, the Company also completed eight acquisitions, including O&K Mining GmbH. Near-term cost savings through consolidation of facilities as well as long-term opportunities for growth were achieved for each of these acquisitions. Also, during 1998 the Company secured the Coal India truck order and attracted several new key members of senior management.

     Under the 1998 annual incentive plan, which was approved by stockholders in 1998, Mr. DeFeo earned a formula bonus for 1998, based on his achievement of predetermined performance goals, reflecting quantitative business criteria, equal in amount to 100% of his salary for 1998, or $481,250. The Committee also recognized that, since becoming CEO in 1994, Mr. DeFeo has been the driving force in successfully transforming Terex and positioning the Company for the future. For all of the foregoing reasons, the Committee awarded Mr. DeFeo an additional discretionary bonus of $437,500 to reflect his special achievements for 1998, including, among other things, completion of eight acquisitions (including O&K Mining GmbH), refinancing of the Company's high-cost debt and obtaining the Coal India order, a major truck sale. In further recognition of Mr. DeFeo's performance, the Committee granted him an option for the purchase of 25,000 shares of Common Stock having a five-year term and vesting on the earlier of (i) four and one-half years from the date of issuance or (ii) the date on which the average trading price of the Common Stock on the NYSE for 15 consecutive days equals or exceeds $40 per share.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code ("Code") limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is "performance-based." Performance-based compensation must be based on the achievement of
preestablished,   objective   performance   goals  under  a  plan   approved  by
stockholders.

     In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction, should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company's 1998 annual incentive compensation plan was submitted to and approved by stockholders at the Company's 1998 meeting, so that amounts earned thereunder by certain employees will qualify as performance-based. For the same reason, the proposed LTIP is being submitted to stockholders for approval at this meeting.


                                 COMPENSATION COMMITTEE

                                 G. CHRIS ANDERSEN
                                 WILLIAM H. FIKE
                                 DAVID A. SACHS

Performance Graph

     The following is a stock performance graph which shows the change in market value of $100 invested in the Company's Common Stock, Standard & Poor's 500 Stock Index and a "Peer Group" index for the period commencing December 31, 1993 through December 31, 1998. The cumulative total stockholder return assumes dividends are reinvested. The "Peer Group" consists of the following companies, which are in similar lines of business as the Company (manufacturing of telescopic mobile cranes, tower cranes, aerial work platforms, utility aerial devices, off-highway trucks and high capacity surface mining trucks):
Caterpillar, Inc., Deere & Company, Harnischfeger Industries, Inc., Ingersoll Rand Company, JLG Industries, Inc., The Manitowoc Company and NACCO Industries, Inc. The companies in the indices are weighted by market capitalization. The stockholder return shown on the graph below is not indicative of future performance.


                Comparison of Five-Year Cumulative Total Return *
             Terex Corporation, Standard & Poors 500 And Peer Group
                     (Performance Results Through 12/31/98)

[Graph depicting following information: The vertical axis of the graph is scaled from $0 at the origin extending upwards to $450, marked in increments of $50. The horizontal axis begins with the year 1993 at the origin extending to the right through the year 1998, marked in one year increments. The value of an assumed initial investment of $100.00 in Company's stock, in the S&P 500, and in the Peer Group is plotted for each year on the horizontal axis using the data listed below.]



        Name           1993      1994      1995      1996      1997      1998
Terex Corporation     100.00    101.82     69.09    147.27    341.82    415.46
Standard & Poors 500  100.00    101.60    139.71    172.18    229.65    294.87
Peer Group            100.00    105.85    133.66    170.32    226.69    192.31

                                                        Source: Value Line, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 28, 1995, Randolph W. Lenz retired as Chairman of the Board and a Director of the Company. Mr. Lenz remains the Company's principal stockholder. As of March 1, 1999, he beneficially owned, directly or indirectly, approximately 9.9% of the outstanding Common Stock of the Company. In connection with his retirement, the Company (acting upon the recommendations of a committee comprised of its independent directors and represented by independent counsel) and Mr. Lenz entered into a retirement agreement providing certain benefits to Mr. Lenz and the Company. The agreement provides, among other things, for the granting of a five-year $1.8 million loan bearing interest at 6.56% per annum which is subject to being forgiven in increments over the five-year term of the agreement upon certain conditions.

     On December 31, 1997, Marvin B. Rosenberg retired as Senior Vice President, Secretary and General Counsel of the Company. In connection with his retirement, the Company and Mr. Rosenberg entered into an agreement providing certain benefits to Mr. Rosenberg and the Company. Pursuant to the agreement, Mr. Rosenberg received an award of 5,000 shares of Common Stock in consideration of his years of service to the Company and received a consulting fee equal to his base salary in 1997 of $250,000 for services provided in 1998 and will receive a consulting fee of $125,000 for services provided in 1999. The agreement also provides for a two-year consulting engagement requiring Mr. Rosenberg to make himself available to the Company to provide consulting services for a certain portion of his time.

     The Company, a director and certain former executive officers of the Company, and KCS, a Connecticut limited partnership principally owned by Randolph W. Lenz, with whom the Company prior to January 1, 1994, had a management contract to provide administrative, financial, marketing, technical, real estate and legal services to the Company, are named parties in a private investigation initiated by the Securities and Exchange Commission. During 1998, the Company incurred $301,000 of legal fees and expenses on behalf of the Company, Randolph W. Lenz, David J. Langevin and Marvin B. Rosenberg.

     On March 6, 1998, the Company entered in a $500 million bank credit facility (the "bank credit facility") with a syndicate of lenders. Ares Leverage Investment Fund L.P. ("Ares"), an affiliate of David A. Sachs, a director of the Company, participated as a lender under the Company's bank credit facility for the amount of $15 million. Ares also received a fee of $18,750 for participating as a lender under the Company's bank credit facility. Participation by Ares as a lender under the Company's bank credit facility was made in the ordinary course of Ares' business and on the same terms as all other lenders under the Company's bank credit facility. In addition, Ares purchased $10,000,000 principal amount of the Company's 8-7/8% Series C Senior Subordinated Notes issued on March 6, 1999. The purchase by Ares of the 8-7/8% Series C Senior Subordinated Notes was made in the ordinary course of Ares' business and on the same terms as all other purchasers of such Notes.

     Canadian Imperial Bank of Commerce, an affiliate of CIBC Oppenheimer Corp. of which Bruce I. Raben, a director of the Company, is a managing director, is a lender with a commitment of up to $49.4 million and a Co-Documentation Agent. Canadian Imperial Bank of Commerce received a fee of $675,000 for acting a Co-Documentation Agent under the Company's bank credit facility. Participation by Canadian Imperial Bank of Commerce as a lender under the Company's bank credit facility was made in the ordinary course of its business and on the same terms as all other lenders under the Company's bank credit facility. In addition, CIBC Oppenheimer Corp. was retained by the Company in connection with the offering of the Company's (i) $150 million 8-7/8% Senior Subordinated Notes on March 31, 1998, for which CIBC was paid a fee of $500,000 and (ii) $100 million 8-7/8% Series C Senior Subordinated Notes on March 9, 1999, for which CIBC was paid a fee of $375,000.

     On January 1, 1998, Eric I Cohen joined the Company as Senior Vice President, General Counsel and Secretary. Pursuant to the Company's executive relocation plan, on July 1, 1998, the Company made a non-interest bearing bridge loan to Mr. Cohen in the amount of $414,000 to enable him to purchase a new home pending the sale of his previous residence. Mr. Cohen repaid the bridge loan in full on August 24, 1998.

     The Company intends that all transactions with affiliates are on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Secutrities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company's outstanding equity securities, to file with the Securities and Exchange Commission ("SEC") and the NYSE initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 1998. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act.

     To the Company's knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 1998, except that the Company has been advised that Mr. Raben filed a transaction required to be filed on Form 4 for December 1998 on his Form 5 filed on February 9, 1999, and Mr. Hooper filed transactions required to be filed on Form 4 for August 1998 and September 1998 on his Form 5 filed on February 8, 1999.


                       PROPOSAL 2: INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements of the Company for 1998. The Board of Directors desires to continue the service of this firm for 1999. Accordingly, the Board of Directors recommends to the stockholders ratification of the retention of
PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999. If the stockholders do not approve PricewaterhouseCoopers LLP as the Company's independent accountants, the Board of Directors will reconsider its selection.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The  Board  of  Directors   recommends  that  the  stockholders   vote  FOR  the
ratification of PricewaterhouseCoopers LLP as independent accountants for 1999.

            PROPOSAL 3: APPROVAL OF THE 1999 LONG-TERM INCENTIVE PLAN

     The Board of Directors submits to stockholders for approval the Terex Corporation 1999 Long-Term Incentive Plan (the "LTIP"). The Board of Directors believes that it is in the best interest of the Company and the stockholders to adopt a plan that provides incentive compensation for key executives responsible for the success of the Company and that can help to attract talented new executives. Compensation payable under the LTIP is based on long-term corporate performance and is tied to an increase in stockholder value.

     The Company is seeking stockholder approval of the LTIP in order to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") in order for compensation paid under the LTIP to be deductible by the Company irrespective of the $1 million limit imposed by that Section. The LTIP is designed so that all compensation payable thereunder will be fully deductible by the Company.

     Stockholders are requested in this Proposal 3 to approve the LTIP to be effective January 1, 1999. If the stockholders fail to approve this Proposal 3, awards under the LTIP made after the Meeting will not qualify as performance-based compensation and, in some circumstances, the Company may be denied a business expense deduction for compensation paid under the LTIP. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the LTIP.

     The following summary of the material features of the LTIP is qualified in its entirety by the terms of the LTIP as filed with the SEC.

Plan Administration

     The  LTIP  will  be  administered  by  the   Compensation   Committee  (the
"Committee"), which has full power and authority to determine which key employees of the Company will receive awards under the LTIP, to interpret and construe the terms of the LTIP and to make all determinations it deems necessary in the administration of the LTIP, including any determination with respect to the establishment and achievement of long-term performance goals.

Eligibility

     Participation in the LTIP will be limited to key employees of the Company designated by the Committee. Currently, it is intended that there will be approximately ten key employees who will participate in the LTIP, including the executive officers named in the Executive Officers section.

Award of Units

     The LTIP provides for the award of participation units ("Units") to key employees as determined by the Committee. Units may be awarded as of the first day of any calendar year through 2008. Generally, Units vest and become exercisable after a term of five years from the date of their award. A maximum of 2,000,000 Units may be awarded under the LTIP, and no more than 800,000 Units may be awarded to any one participant.

Vesting of Units

     Each Unit will fully vest after five years from the date of award in accordance with a schedule determined by the Committee at the time of award, except that, if earlier, a Unit will become fully vested upon attainment of the Unit's Maximum Cumulative Unit Value (as defined below) or upon termination of a participant's employment with the Company (a) by the Company without Cause after a Change in Control (both as defined in the LTIP), or (b) by reason of death or disability.

Value of Units

     The value of an outstanding Unit (the "Incremental Unit Value") at any time depends on the extent of increase in the Company's Earnings Per Share (as defined below) from year to year. For purposes of the LTIP, Earnings Per Share for any year is the Company's Earnings (as defined in the LTIP) divided by the number of shares of common stock used to determine the Company's earnings per share for that year, as reported in the Company's audited consolidated financial statements for the year; provided, however, that for 1999, Earnings Per Share will be based on Earnings for the period April 1, 1999 through December 31,1999 on an annualized basis.

     The Incremental Unit Value for any year is equal to the product of (i) the Unit's Measuring Price (as defined below) and (ii) 85 percent of the percentage by which Earnings Per Share for the year exceeds Base Year EPS (as defined in the LTIP). The Measuring Price for each Unit awarded is the closing price of the common stock as reported on the New York Stock Exchange on the last day of the year preceding award of the Unit. The Measuring Price for Units granted during 1999 is $28.56. For Units awarded thereafter, Base Year EPS will be equal to Earnings Per Share for the immediately preceding year.

     A Unit's Incremental Unit Value for each of the five years from the date of award is cumulated to obtain the Unit's cumulative value ("Cumulative Unit Value"), which is capped at an amount determined by the Committee when the Unit is awarded (the "Maximum Cumulative Unit Value").

Payment of Units

     A Unit that becomes vested shall thereupon be exercised. Upon exercise, a participant will receive the Unit's Cumulative Unit Value (but not more than the Maximum Cumulative Unit Value). Except upon a Change in Control, when payment must be made entirely in cash, not less than 40 percent of the amount due will be paid in cash, and the balance will be paid in cash or in shares of common stock or both, as determined by the Committee in its discretion.

Amount Payable upon Change in Control

     In respect of a Unit that becomes vested by reason of termination of a participant's employment without Cause within one year following a Change in Control, the amount payable will be the Unit's Maximum Cumulative Unit Value.

Termination of Units

     A Unit will expire upon the earlier of (a) its exercise or (b) termination of the participant's employment with the Company; provided, however, that upon termination (i) by the Company without Cause, (ii) by reason of death or disability or (iii) for any other reason specifically approved in advance by the Committee, the term of the Unit will be extended for a period of 14 months from the date of termination.

Amendment and Termination of LTIP

     The Committee may amend or terminate the LTIP at any time, provided that no amendment will be effective prior to approval by the Company's stockholders to the extent such approval is required to preserve deductibility of compensation paid pursuant to Section 162(m) of the Code or is otherwise required by law.

The Board of Directors recommends that the stockholders vote FOR approval of the Terex Corporation 1999 Long-Term Incentive Plan.


                                 OTHER BUSINESS

     The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.


                              STOCKHOLDER PROPOSALS

     All proposals of stockholders intended to be included in the proxy statement to be presented at the 2000 Annual Meeting of Stockholders must be received at the Company's offices at 500 Post Road East, Westport, Connecticut 06880, no later than December 15, 1999. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

     In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.


                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including financial statements, is being mailed to stockholders of the Company with this Proxy Statement. The Annual Report does not constitute a part of the Proxy Solicitation materials. Stockholders may, without charge, obtain copies of the Company's Annual Report on Form 10-K filed with the SEC. Requests for this report should be addressed to the Company's Secretary.

STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

                                              By Order of the Board of Directors


                                              Eric I Cohen
                                              Secretary

April 1, 1999
Westport, Connecticut

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.


TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.


TO VOTE BY INTERNET
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.



                                   -----------------------
YOUR CONTROL NUMBER IS ---------> |                       |
                                   -----------------------

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              OF TEREX CORPORATION

     The undersigned hereby appoint Ronald M. DeFeo and Eric I Cohen, and either one of them, proxies with power of substitution to act, by unanimous vote, or if only one votes or acts then by that one to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., local time, the Hyatt Regency Greenwich, 1800 Putnam Avenue, Greenwich, Connecticut, and any adjournment thereof, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED IN ITEM 1, FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS IN ITEM 2, FOR APPROVAL OF THE TEREX CORPORATION 1999 LONG-TERM INCENTIVE PLAN IN ITEM 3 AND IN THE DISCRETION OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITEM 4. PLEASE MARK BOX OR X .

1. ELECTION OF DIRECTORS: Ronald M. DeFeo, G. Chris Andersen, William H. Fike, Dr. Donald P. Jacobs, Don DeFosset, Marvin B. Rosenberg, David A. Sachs

   FOR all         WITHHOLD         (INSTRUCTION: To withhold authority to vote
   nominees         AUTHORITY       for an individual nominee, write that
   listed       to vote for all     nominee's name on the space provided below.)
   above    nominees listed above


   [  ]               [  ]             ___________________________________


2.    RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

        FOR            AGAINST              ABSTAIN
        [  ]            [  ]                 [  ]

3.   APPROVAL OF THE TEREX CORPORATION 1999 LONG-TERM INCENTIVE PLAN

        FOR            AGAINST              ABSTAIN
        [  ]            [  ]                 [  ]


                                               Please date,  sign and mail this
                                                card in the enclosed envelope.

4.   Upon such other  business as may  properly  come before the
meeting  or  any   adjournments,   hereby   revoking  any  proxy
heretofore given.
                               -----------------------------------------
                                       (Stockholder's Signature)

                               -----------------------------------------
                                       (Stockholder's Signature)


                               Dated ______________________________, 1999

                               Please sign exactly as name
                               appears above. When signing
                               as   attorney,    executor,
                               administrator,     trustee,
                               etc.,  use full  title.  If
                               stock is held jointly, each
                               owner must sign.

                                1999 ANNUAL MEETING
                                PLEASE  MARK, DATE, SIGN AND RETURN THIS PROXY.

                                    APPENDIX


                                                                   April 1, 1999

                                TEREX CORPORATION

                          1999 LONG-TERM INCENTIVE PLAN


                                    ARTICLE I

                                     PURPOSE

The purpose of the 1999 Long-Term Incentive Plan (the "Plan") is to promote the interests of Terex Corporation (the "Company") and its stockholders by (i) helping the Company to attract and retain outstanding management, (ii) stimulating management's efforts on behalf of the Company by giving participants a direct interest in the performance of the Company and (iii) suitably rewarding participants' contributions to the success of the Company.

The Company intends that certain performance-based compensation payable under the Plan will qualify for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and expects that all compensation paid under the Plan will be fully deductible.

                                   ARTICLE II
                                                     DEFINITIONS

     2.1 Award Certificate: A written instrument evidencing the award of Units to a Participant.


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     2.2 Base Year EPS:  Earnings Per Share for the Year  immediately  preceding the date of an award of Units.

     2.3 Beneficiary: The person or persons designated by a Participant, in accordance with Section 9.1, to receive any amount payable under the Plan upon the Participant's death.

     2.4 Board: The Board of Directors of the Company.

     2.5 Change in Control: "Change In Control," as defined in the Participant's employment agreement with the Company, or, absent an agreement defining Change in Control, (i) consummation of an acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) of 40 percent or more of the combined voting power of the Company's then outstanding securities; (ii) a change in the composition of the Board occurring within a rolling two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" shall mean directors who either (x) are members of the Board as of the Effective Date or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board;
(iii) consummation of a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Business Combination") other than a Business


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Combination  (x) in which the  stockholders  of the Company receive more than 80 percent of the combined voting power of the voting securities of the company resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors and (z) after which no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) owns 20 percent or more of the combined voting power of the securities of the resulting corporation, who did not own such securities immediately before the Business Combination.

     2.6 Code: The Internal Revenue Code of 1986, as amended from time to time.

     2.7 Committee: The Compensation Committee of the Board, which is comprised solely of two or more "outside directors" within the meaning of Section 162(m) of the Code.

     2.8 Common Shares: Shares of common stock ($.01 par value) of the Company.

     2.9 Company: Terex Corporation and consolidated subsidiaries, a Delaware corporation, or any successor thereto.

     2.10  Cumulative  Unit Value:  The amount  determined  in  accordance  with
Section 7.2.

     2.11 Disability: Disability, as defined in a Participant's employment agreement with the Company, or, absent an agreement, in the Company's group disability insurance contract.


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     2.12  Earnings:  For any  Year,  the  consolidated  income  of the  Company prepared in accordance with generally accepted accounting principles, as reported in the Company's audited consolidated financial statements for that Year, adjusted on an after-tax basis (a) to exclude (i) in its entirety any item of nonrecurring gain or loss in excess of $2,000,000, including writedowns of items included in operating income, (ii) all extraordinary gains and losses and
(iii) any accruals for this Plan and (b) to add back write-offs required in connection with any acquisition in the Year of such acquisition; provided, however, that, for any Year, earnings will be adjusted to include a charge for income taxes at the estimated effective tax rate without regard to the availability of any net operating loss carryforward.

     2.13 Earnings Per Share: For any Year, Earnings divided by the number of Common Shares used to determine the Company's diluted earnings per share for that Year, as reported in the Company's audited consolidated financial statements for the Year; provided, however, that for the Year ending December 31,1999, Earnings per Share shall be based on Earnings for the period April 1, 1999 through December 31, 1999 on an annualized basis (i.e., multiplied by 133%).

     2.14 Effective Date: The effective date of the Plan, which is January 1, 1999.

     2.15  Incremental  Unit Value:  The amount  determined in  accordance  with
Section 7.1.

     2.16 Maximum Cumulative Unit Value: For all Units awarded as of the beginning of any Year, the amount determined by the Committee for those Units when they are awarded.


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



     2.17 Measuring Price: For each Unit awarded, the closing price of a Common Share as reported on the New York Stock Exchange on the last day of the Year preceding the date as of which the Unit is awarded.

     2.18 Participant: A key employee of the Company designated by the Committee to participate in the Plan.

     2.19 Plan: Terex Corporation Long-Term Incentive Plan, as herein set forth and as it may be amended from time to time.

     2.20 Term of the Plan: The period commencing on the Effective Date and ending five years after the final award of Units (but in no event later than December 31, 2013), in accordance with Section 5.1, or on such earlier date as the Maximum Cumulative Unit Value of such Units may be achieved.

     2.21 Termination Without Cause: Termination of a Participant's employment by the Company without "Cause," as defined in the Participant's employment agreement with the Company, or, absent an agreement defining Cause, termination of the Participant's employment by the Company for any reason other than (i) continuing and material failure to fulfill his or her employment obligations or willful misconduct or gross neglect in the performance of such duties, (ii) commission of fraud, misappropriation or embezzlement in the performance of such



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



duties or (iii) conviction of a felony, which, as determined in good faith by the Board, constitutes a crime that may result in material harm to the Company.

     2.22 Unit: A unit of participation in the Plan awarded to a Participant in accordance with Article V.

     2.23 Valuation Date: The last day of any Year.

     2.24 Year: The calendar year, which is the fiscal year of the Company.

                                   ARTICLE III
                                 ADMINISTRATION

     3.1 The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. Committee decisions and determinations shall be made by a majority of its members present at a meeting at which a quorum is present, and they shall be final. The actions of the Committee with respect to the Plan shall be binding on all affected Participants. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     3.2 The Committee shall have full authority, subject to the provisions of the Plan (i) to select Participants and determine the extent and terms of their participation; (ii) to adopt, amend and rescind such rules and regulations as,



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



in its opinion, may be advisable in the administration of the Plan, (iii) to construe and interpret the Plan, the rules and regulations adopted thereunder and any notice or Award Certificate given to a Participant; and (iv) to make all other determinations that it deems necessary or advisable in the administration of the Plan.

     3.3 The Committee may employ attorneys, consultants, accountants or other persons as it deems necessary for the proper administration of the Plan and may rely on the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan or any award hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

     3.4 In the event of any stock split, stock dividend, reclassification, recapitalization or other change that affects the character or amount of outstanding Common Shares and Earnings Per Share, the Committee shall make such adjustments in the number of Units (whether authorized or outstanding and unexercised), the Measuring Price or both as shall, in the sole judgment of the Committee, be equitable and appropriate in order to make the value of such Units, as nearly as may be practicable, equivalent to the value of Units outstanding and unexercised immediately prior to such change. In no event, however, shall any such adjustment give any Participant any additional benefits.



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



     3.5 The Committee shall be precluded from increasing compensation payable under the Plan to a Participant, including acceleration of payment and increase of any amount payable, unless specifically provided for by the Plan.


                                   ARTICLE IV
                                  PARTICIPATION

     4.1 Only key employees of the Company who, in the Committee's judgment, will have a significant impact on the success of the business shall be eligible to participate in the Plan. The Committee, in its sole discretion, shall select the Participants.

     4.2 In selecting Participants and in determining the number of Units to be awarded to each Participant for any Year, the Committee shall take into account such factors as the individual's position, experience, knowledge, responsibilities, advancement potential and past and anticipated contributions to Company performance.

                                    ARTICLE V
                                 AWARD OF UNITS

     5.1 Subject to adjustment as provided in Section 3.4, a maximum of 2,000,000 Units may be awarded under the Plan. A Participant who has been awarded Units may be awarded additional Units in any subsequent Year, and new Participants may be awarded Units, both in the discretion of the Committee; provided, however, that no Units shall be awarded after 2008.

     5.2 Units shall be awarded solely by the Committee and shall be evidenced by an Award Certificate, as provided in Article X.

     5.3 Subject to adjustment as provided in Section 3.4, the maximum number of Units awarded to any one individual shall not exceed 800,000 during the Term of the Plan.

                                   ARTICLE VI
                            TERM AND VESTING OF UNITS

     6.1 Each Unit shall have a term of five years from the date of award, subject to earlier termination (i) as provided in Article XI or (ii) upon attainment before five years of the Unit's Maximum Cumulative Unit Value. Notwithstanding the foregoing, the term of Units awarded as of the Effective Date shall terminate on December 31, 2003, subject to earlier termination as aforesaid. Units shall be deemed to be awarded as of the Effective Date or the first day of any subsequent Year through 2008, as the case may be.

     6.2 Each Unit shall become fully vested on the fifth Valuation Date following the date of its award in accordance with a vesting schedule determined by the Committee at the time of award; provided, however, that no portion of any Unit shall vest prior to the third Valuation Date following the Unit's award. Notwithstanding the foregoing, a Unit shall become fully vested, if earlier than the fifth Valuation Date following its award, upon (i) attainment of its Maximum Cumulative Unit Value, (ii) a Participant's Termination Without Cause before a Change in Control, (iii) a Participant's Termination Without Cause within one year following a Change in Control or (iv) termination of a Participant's employment with the Company by reason of death or Disability.


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



                                   ARTICLE VII
                        DETERMINATION OF VALUE OF A UNIT

     7.1 For any Year, the Incremental Unit Value of a Unit shall be equal to the product of the Measuring Price multiplied by .85 of the percentage by which Earnings Per Share for the Year exceeds Base Year EPS. Notwithstanding the foregoing, in the event that for any Year (i) Base Year EPS exceeds Earnings Per Share or (ii) Earnings Per Share is less than 105 percent of Earnings Per Share for the immediately preceding Year, the Incremental Unit Value for the Year shall be zero. The Committee shall notify each Participant of the Incremental Unit Value of his or her Units for each Year as soon as practicable after the Valuation Date for the Year.

     7.2 The Incremental Unit Value of each Unit for any Year shall be cumulated with the Incremental Unit Value of the Unit for all prior Years from the date of the Unit's award. The cumulative amount thus determined shall be the then Cumulative Unit Value of such Unit.

                                  ARTICLE VIII
                          EXERCISE AND PAYMENT OF UNITS

     8.1 A Unit may be exercised, to the extent that it is vested in accordance with Section 6.2 above, at any time prior to becoming fully vested; provided, however, that a partially vested Unit that is exercised shall be cancelled and its nonvested portion forfeited. Except as provided in Article XI below, a Unit that is fully vested in accordance with Section 6.2 above, shall thereupon be exercised.


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



     8.2 In order to exercise a partially or fully vested outstanding Unit, a Participant (i) shall give written notice of exercise to the Secretary of the Company, specifying the number of Units being exercised, and (ii) shall deliver his or her Award Certificate to the Secretary of the Company, who shall endorse thereon a notation of such exercise and return the same to the Participant. The date of exercise of a Unit shall be the date on which the Company receives the required documentation. Upon exercise, the Participant shall be entitled to receive the Cumulative Unit Value of the vested portion of the Units being exercised, determined as of the concurrent or immediately preceding Valuation Date, but not in excess of the Maximum Cumulative Unit Value.

     8.3 Payment of the amount due under the Plan shall be made not later than five days following the date of exercise of any Unit or the date of such other event as shall entitle the Participant to payment; provided, however, that, before any payment may be made, the Committee must certify in writing that all performance criteria under the Plan have been met. Except upon Termination Without Cause within one year following a Change in Control, when payment shall be made solely in a cash lump sum, not less than 40 percent of any amount due shall be paid in cash, and the balance shall be paid in cash or Common Shares or both, as determined by the Committee in its discretion.

                                   ARTICLE IX
                       LIMITS ON TRANSFERABILITY OF UNITS

     9.1 Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount or any Common Shares payable under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any previously designated Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If at the date of a Participant's death, there is no designation of a Beneficiary in effect for the Participant, or if no Beneficiary survives to receive any amount payable under the Plan by reason of the Participant's death, the Participant's estate shall be treated as the Beneficiary for purposes of the Plan.

     9.2 A Unit may be exercised only by the Participant to whom it was awarded, except in the event of the Participant's death, when a Unit may be exercised by his or her Beneficiary. Except as provided in Section 9.1, a Participant may not transfer, assign, alienate or hypothecate any benefits under the Plan.

                                    ARTICLE X
                                AWARD CERTIFICATE

     10.1 Promptly following the making of an award, the Company shall deliver to the recipient an Award Certificate, specifying the terms and conditions of the Unit. This writing shall be in such form and contain such provisions not inconsistent with the Plan as the Committee shall prescribe.

                                   ARTICLE XI
                              TERMINATION OF UNITS

     11.1 An outstanding Unit awarded to a Participant shall be canceled and all rights with respect thereto shall expire upon the earlier to occur of (i) its exercise as provided in Section 8.1 or (ii) termination of the Participant's employment with the Company; provided, however, that if such termination occurs pursuant to clause (ii),(iii) or (iv) of Section 6.2 above, or for any other reason specifically approved in advance by the Committee, the term of such Unit shall continue for a period of 14 months from the date of termination (the "Extended Term"). For purposes of this Section 11.1, the Cumulative Unit Value of such Unit shall be determined as of the Valuation Date concurrent with or immediately preceding the end of the Extended Term or any earlier exercise date, whichever is applicable. A Unit whose term is continued for an Extended Term shall be deemed to be automatically exercised as of the last Valuation Date within the Extended Term, unless sooner exercised by the Participant or his or her legal representative.

     11.2 Nothing contained in Section 11.1 shall be deemed to extend the term of any Unit beyond the end of the Term of the Plan.

                                   ARTICLE XII
                      TERMINATION AND AMENDMENT OF THE PLAN

     12.1 The Company reserves the right to amend or terminate the Plan at any time, by action of the Committee, but no such amendment or termination shall adversely affect the rights of any Participant with respect to outstanding Units held by the Participant without his or her written consent. No amendment will be effective prior to approval by the Company's stockholders to the extent such approval is required to preserve the deductibility of compensation paid pursuant to Section 162(m) of the Code or is otherwise required by law.



                                  ARTICLE XIII
                               GENERAL PROVISIONS

     13.1 Nothing in the Plan, nor the award of any Unit, shall confer on any Participant a right to continue in the employment of the Company or affect any right of the Company to terminate a Participant's employment.

     13.2 The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.


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



     13.3 The Company shall be authorized to withhold from any award or payment it makes under the Plan to a Participant the amount of withholding taxes due with respect to such award or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

     13.4 Nothing in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval as may be necessary, and such arrangements may be either generally applicable or applicable only in specific cases.

     13.5 Participants shall not be required to make any payment or provide any consideration for awards under the Plan other than the rendering of services.



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